FOR IMMEDIATE RELEASE

CONTACT:

Tawni Adams
(623) 587-2686

PetSmart Media Line
623-587-2177
PETSMART REPORTS RESULTS FOR THE FIRST QUARTER 2008
     •     Earnings of $0.32 per Share               •     Comp Sales Growth of 2.9 Percent

•     Net Sales Growth of 9.1 Percent          •     Services Sales Growth of 21.6 Percent
PHOENIX — May 21, 2008 — PetSmart, Inc. (NASDAQ: PETM), today reported net income of $41.2 million, or $0.32 per share, for the first fiscal quarter of 2008. That compares with net income of $106.7 million, or $0.78 per share, for the first quarter of fiscal 2007, which included a $0.47 per share net benefit from the sale of a portion of the Company’s shares in MMI Holdings, Inc.
Net sales for the first quarter of 2008 increased 9.1 percent to $1.2 billion, compared to the first quarter of 2007. Comparable store sales — or sales in stores open at least a year — grew 2.9 percent in the first quarter, on top of 4 percent in the same period in 2007. During the first quarter, pet services sales were $130.4 million, up 21.6 percent from the first quarter of last year.
“Our top line performance for the quarter came in a bit higher than expected and was helped by an increase in inflation partially offset by continued weakness in traffic,” said Phil Francis, chairman and CEO. “We expect that these trends may continue throughout the year, so we are focused on consistent and efficient execution and on outperforming in those areas of the business that differentiate PetSmart from the competition. We firmly believe that our robust offering of pet supplies and services under one roof combined with our outstanding customer experience position us to compete and thrive.”
Guidance
“PetSmart delivered on its plan in the first quarter. Current trends combined with the anniversary of some weakness in the back half of last year make us feel good about delivering on our targets for all of 2008. For the second quarter of fiscal 2008, we estimate comparable store sales growth in the low-single digits and earnings per share in the range of $0.26 to $0.30,” said Chip Molloy, Chief Financial Officer. “As a reminder, the second quarter of fiscal 2007 included a net benefit in gross margin of approximately $4 million from favorable timing on rent reimbursement from Banfield. We also had a combined benefit of approximately $7 million in expenses from the impact of a reduction of insurance accruals and a reduction in stock-base compensation expense.”
2008 Full Year Guidance
•	Total sales growth: High single digits

•	Comparable store sales growth: Low- to mid-single digits

•	Operating income percentage: Relatively flat as a percentage of sales

•	Net interest expense: Approximately $15 million per quarter

•	Income tax rate: 38 percent to 39 percent

•	Earnings per share: In the range of $1.51 to $1.59 per share

•	Capital expenditures: $285 million or lower

•	Net new store growth: 100 to 104

•	PetsHotel growth: 45
Conference call information
PetSmart management has scheduled a teleconference for 4:30 p.m. (EDT) today to discuss results for the first quarter of 2008 as well as the current outlook. This teleconference will be Web-cast live for all investors at www.petm.com or www.streetevents.com. The Web-cast will be available until the company announces results for the second quarter of 2008. In addition, you can listen to the call live by dialing 866-802-4322 (within the United States and Canada) or 703-639-1319 (for international callers), code 1233603. A phone replay will be available through June 5, 2008, at 888-266-2081 in the United States and Canada, or at 703-925-2533 for international callers, code 1233603.
About PetSmart
PetSmart, Inc. is the largest specialty pet retailer of services and solutions for the lifetime needs of pets. The company operates more than 1,043 pet stores in the United States and Canada, a growing number of in-store PetSmart PetsHotel® cat and dog boarding facilities, and is a leading online provider of pet supplies and pet care information (www.petsmart.com). PetSmart provides a broad range of competitively priced pet food and pet products; and offers complete pet training, pet grooming, pet boarding, doggie day camp and pet adoption services. Since 1994, PetSmart Charities®, Inc., an independent 501(c)(3) non-profit animal welfare organization, has funded more than $70 million in grants and programs benefiting animal welfare organizations and, through its in-store pet adoption programs, has helped save the lives of more than 3 million pets.
Forward-looking statements
This news release contains forward-looking statements including statements relating to future revenue growth and goals, and future business opportunities that involve substantial risks and uncertainties. Such risks and uncertainties include, but are not limited to, general economic conditions, competitive forces and our ability to manage our operations and growth. Actual results and developments may therefore differ materially from those described in this release. For more information about PetSmart, Inc., and risks arising when investing in PetSmart, Inc., you are directed to the company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.
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PetSmart, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
Unaudited

	May 4,	February 3,
	2008	2008
Assets
Cash and cash equivalents	$55,709	$58,322
Receivables, net	43,380	49,341
Merchandise inventories	531,063	501,212
Deferred income taxes	46,893	46,765
Prepaid expenses and other current assets	76,348	73,231

Total current assets	753,393	728,871

Property and equipment, net	1,270,554	1,230,770
Equity investment in affiliate	23,929	23,346
Deferred income taxes	107,009	108,544
Goodwill	43,564	44,333
Intangible assets, net	1,347	1,457
Other noncurrent assets	28,857	29,936

Total assets	$2,228,653	$2,167,257

Liabilities and Stockholders’ Equity
Accounts payable and bank overdraft	$178,048	$172,352
Accrued payroll bonus and employee benefits	134,851	132,768
Accrued occupancy expenses and deferred rents	49,114	46,955
Short-term debt	26,000	30,000
Current maturities of capital lease obligations	26,549	24,982
Other current liabilities	172,729	148,832

Total current liabilities	587,291	555,889

Capital lease obligations	526,192	508,765
Deferred rents	90,661	88,953
Other noncurrent liabilities	26,966	27,053

Total liabilities	1,231,110	1,180,660

Stockholders’ Equity:
Preferred stock; $.0001 par value	—	—
Common stock; $.0001 par value	16	16
Additional paid-in capital	1,083,784	1,079,190
Retained earnings	796,064	758,674
Accumulated other comprehensive income	4,528	5,585
Treasury stock	(886,849)	(856,868)

Stockholders’ equity	997,543	986,597

Total liabilities and stockholders’ equity	$2,228,653	$2,167,257

PetSmart, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share and store data)
(Unaudited)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	May 4, 2008	% of Sales	April 29, 2007	% of Sales

Net sales	$1,212,931	100.0%	$1,111,625	100.0%
Cost of sales	856,563	70.6%	773,146	69.6%

Gross profit	356,368	29.4%	338,479	30.4%

Operating, general and administrative expenses	276,099	22.8%	261,894	23.6%

Operating income	80,269	6.6%	76,585	6.9%

Gain on sale of investment	—	0.0%	95,363	8.6%
Interest expense, net	(13,742)	-1.1%	(8,825)	-0.8%

Income before income tax expense and equity in income from investee	66,527	5.5%	163,123	14.7%

Income tax expense	(25,899)	-2.1%	(56,641)	-5.1%
Equity in income from investee, net of tax	583	0.0%	225	0.0%

Net income	$41,211	3.4%	$106,707	9.6%

Basic earnings per share	$0.33		$0.80

Diluted earnings per share	$0.32		$0.78

Weighted average shares outstanding — basic	125,050		133,316
Weighted average shares outstanding — diluted	127,419		136,372

Stores open at beginning of each period	1,008		908
Stores opened during each period	35		23
Stores closed during each period	—		(3)
Stores open at end of each period	1,043		928